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                                                               EXHIBIT 3.1(i)(a)




                    RESTATED CERTIFICATE OF INCORPORATION OF

                         VENTANA MEDICAL SYSTEMS, INC.

         Ventana Medical Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Ventana Medical Systems, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 26, 1993.

         B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

         ONE.  The name of this corporation is Ventana Medical Systems, Inc.

         TWO. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

         THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOUR. This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 50,000,000, and the total number of shares of Preferred Stock which this corporation is authorized to issue is 24,050,000, of which 750,000 shares are designated Series A Preferred Stock, 8,300,000 shares are designated Series C Preferred Stock and 15,000,000 shares are designated Series D Preferred Stock. Each share of Common Stock and each share of Preferred Stock has a par value of $.001.

         The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common
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Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

         The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         1.      Dividends.

                 (a) Cumulative Dividends. Prior to the payment of any dividend to the holders of Common Stock or Series A Preferred Stock, the holders of Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive when and as declared by the board of directors, out of any funds legally available therefor, dividends at an annual rate sufficient to yield a return of 9% per annum (compounded on December 31 of each year) on the original investment at the issue prices of $.90 and $2.15, respectively. Such dividends shall accrue from day to day, whether or not earned or declared.
Such dividends shall be cumulative so that if such dividends in respect of any dividend period shall not have been paid on or declared and set apart for all shares of Series C Preferred Stock and Series D Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the corporation makes any distribution (as hereinafter defined) to the holders of Common Stock or Series A Preferred Stock. "Distribution" in this Section 1 means the transfer of cash or property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the corporation for cash or property (except the purchase of shares of Common Stock from employees, directors or consultants pursuant to restricted stock purchase agreements).

                 (b) Noncumulative Dividends. After the payment or setting apart for payment to the holders of Series C Preferred Stock and Series D Preferred Stock of the dividends referred to in Section 1(a) above, no dividend or distribution shall be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Preferred Stock. Any dividend or distribution on Preferred Stock under this
Section 1(b) shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of Preferred Stock would be entitled to receive if he had converted the shares of Preferred Stock into Common Stock immediately prior to the record date of such distribution. The right to dividends on shares of Common Stock and Preferred Stock under this
Section 1(b) shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock under this Section 1(b) by reason of the fact that dividends on said shares are not declared in any prior period.

         2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

                 (a) Preferred Stock Preference. The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the

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corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to $.65 per share of Series A Preferred Stock ("Series A Liquidation Preference"), $.90 plus an amount equal to any accrued but unpaid dividends per share of Series C Preferred Stock ("Series C Liquidation Preference") and $2.15 plus an amount equal to any accrued but unpaid dividends per share of Series D Preferred Stock ("Series D Liquidation Preference") with respect to such liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the aggregate liquidation preference of the shares of Preferred Stock then held by them.

                 (b) Remaining Assets. If the assets of the corporation available for distribution to the corporation's stockholders exceed the aggregate amount payable to the holders of the Preferred Stock pursuant to
Section 2(a) hereof (such assets being hereafter referred to as the "Remaining Assets"), then after the payments required by Section 2(a) shall have been made or irrevocably set apart, such Remaining Assets shall be distributed equally among the holders of the Common Stock on a per share basis; provided, however, that if the aggregate net proceeds available to the corporation for distribution to all of its stockholders upon a liquidation, dissolution or winding up of the corporation is less than an amount equal to $4.50 per share of outstanding Common Stock (as appropriately adjusted for any stock dividends, stock splits, reclassifications or recapitalizations occurring subsequent to the date of the filing of this Restated Certificate of Incorporation) treating all securities convertible into, exchangeable for or exercisable for shares of Common Stock as if converted, exchanged or exercised, then after the payments required by Section 2(a) shall have been made or irrevocably set apart such Remaining Assets shall be distributed equally among the holders of the Common Stock, Series C Preferred Stock and Series D Preferred Stock (as if the Series C and Series D Preferred Stock were fully converted into Common Stock) on a per share basis.

                 (c) Reorganization or Merger. A merger or reorganization of the corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or outstanding stock of the corporation, in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2 and the proceeds payable in such transaction shall be divided among the stockholders in accordance with this Section 2; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the corporation shall be valued as follows:

                          (i)     If traded on a securities exchange, the value
shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;





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                          (ii)    If actively traded over-the counter, the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                          (iii)   If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

         3. Voting Rights. Except as otherwise required by law or by Sections 6 and 7 hereof, the holders of the Common Stock and Preferred Stock shall vote together as a single class on all matters presented to the Stockholders. The holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

         4. Conversion. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as hereinafter defined) by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The Issuance Price for Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be $.65, $.90 and $2.15 per share, respectively. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") for Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall initially be $.65, $.90 and $2.15 per share, respectively, of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                 (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (prior to underwriter





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commissions and offering expenses) of not less than $5.00 per share (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations occurring subsequent to the date of the filing of this Restated Certificate of Incorporation) and an aggregate offering price to the public of not less than $10,000,000. A public offering in which each share of Preferred Stock is converted into Common Stock pursuant to this paragraph, as now in effect or as hereafter amended, shall be referred to as a "Qualifying Public Offering." In the event of the automatic conversion of the Preferred Stock upon a Qualifying Public Offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing provisions of this Section 4(b), no automatic conversion of the Preferred Stock shall be effected unless and until such conversion will not violate any laws, rules, regulations, orders or other legal requirements of any governing body (such as, without limitation, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and such conversion shall be held in abeyance pending compliance with any such requirements, provided that the holders of Preferred Stock will use their best efforts to comply with such requirements.

                 (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction





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multiplied by  the then effective Conversion Price.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                 (e) Adjustment of Conversion Price. The Conversion Price of Preferred Stock shall be subject to adjustment from time to time as follows:

                            (i)   If the corporation shall issue (or, pursuant
to paragraph 4(e)(i)(B)(3) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Subsections 4(e)(iii), (iv), (v) and
(vi)), the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith (except as provided in this Section 4(e)) be adjusted to a price equal to the quotient obtained by dividing:

                                  (A)      an amount equal to the sum of

                                        (x)     the total number of shares of
Common Stock outstanding (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                                        (y)     the consideration received by
the corporation upon such issuance, by

                                  (B)      the total number of shares of Common
Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of such series of Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause
(i) and to clause (ii) below) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Subsection 4(e)(i).

                                           For the purposes of any adjustment of
the Conversion Price for any series of Preferred Stock pursuant to this clause
(i), the following provisions shall be applicable:

                                        (1)     In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                        (2)     In the case of the issuance of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to





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be the fair value thereof as reasonably determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment.

                                        (3)     In the case of the issuance of
(i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                                (A)      the aggregate maximum
number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions
(1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                                (B)      the aggregate maximum
number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                                (C)      on any change in the
number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                                (D)      on the expiration of
any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the





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issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                           (ii)   "Excluded Stock" shall mean:

                                  (A)      all shares of Common Stock and
Preferred Stock issued and outstanding on the date this certificate is filed with the Delaware Secretary of State, and all shares of Common Stock issuable upon conversion of such Preferred Stock;

                                  (B)      45,000 shares of Series C Preferred
Stock issuable upon exercise of a warrant held by Lease Management Associates, Inc. and the Common Stock into which such shares of Preferred Stock are convertible;

                                  (C)      up to 5,445,000 shares of Common
Stock or other securities issued or issuable to employees, directors and consultants pursuant to arrangements approved by the Board of Directors of the corporation; and

                                  (D)      all shares of Series D Preferred
Stock issuable upon exercise of warrants issued or issuable to certain holders of Series D Preferred Stock and the Common Stock into which such shares of Preferred Stock are convertible.

                                  All outstanding shares of Excluded Stock
(including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Subsections 4(e)(i) above.

                          (iii)   If the number of shares of Common Stock
outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (iv)   If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                            (v)   In case the corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash





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dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which Preferred Stock is then convertible.

                           (vi)   In case, at any time after the date hereof,
of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                          (vii)   All calculations under this Section 4 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                 (f) Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                 (g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite shareholder consent.

                 (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like





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certificate setting forth (i) all such adjustments and readjustments, (ii) the
Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

                 (i) Notices of Record Date and Proposed Liquidation Distribution. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section 2 hereof, the corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and (y) the amount expected to be distributed pursuant to
Section 2 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable Conversion Rate for such series.

                 (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

         5.      Redemption Rights.

                 (a) Redemption at the Holders' Option. The Preferred Stock shall be redeemable in whole or in part at the option of the holders of a majority of the outstanding shares of Preferred Stock at any time and from time to time after June 30, 1997. Such redemption right may be exercised by giving at least 120 days' notice prior to the date of commencement of the redemption (the "Commencement Date") by certified or registered mail, postage prepaid, to the corporation at its principal office. After receipt of such notice of a redemption pursuant to this Section 5(a) the corporation shall, to the extent it may lawfully do so, redeem all of the outstanding shares of Preferred Stock to be redeemed in eight quarterly installments, each of which shall be sufficient to redeem an equal number of shares by paying the Redemption Price (which consists of the original purchase price plus accrued, unpaid dividends through the date of redemption) therefor, on the last day of each calendar quarter (commencing with the first calendar quarter ending after the 120 day notice period). The Redemption Price of the Series A Preferred Stock shall be $.715 per share, the Redemption Price of the Series C Preferred Stock shall be the Series C Liquidation Preference





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
computed as of the dates on which the holders of Series C Preferred Stock receive payment of the Redemption Price and the Redemption Price of the Series D Preferred Stock shall be the Series D Liquidation Preference computed as of the dates on which the holders of Series D Preferred Stock receive payment of the Redemption Price. With respect to the Series C and Series D Preferred Stock, each redemption payment shall consist of that portion of the Redemption Price for the shares being redeemed that is attributable to the original purchase price for such shares plus the accrued, unpaid dividends on such shares. Any redemption of only a part of the outstanding Preferred Stock by the corporation pursuant to this Section 5 shall be pro rata as among each series of Preferred Stock based on the aggregate respective Redemption Prices payable in respect of each outstanding series of Preferred Stock and within each series as among the holders of such series of Preferred Stock based on the number of shares of such series owned by such holders.

                 (b) Notice Regarding Redemption. At least thirty (30) but no more than sixty (60) days prior to any Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at his post office address last shown on the records of the corporation, notifying such holder of the redemption of such shares, specifying the Redemption Date, the Redemption Price and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate (such Conversion Rights to expire on the day prior to the Redemption Date) and calling upon such holder to surrender to the corporation, in the manner and at the place designated in the continental United States, his certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). Unless such holder elects to convert his shares in accordance with Section 4 prior to the Redemption Date, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, for the benefit of the holders of Preferred Stock whose shares are being redeemed, then from and after the close of business on the Redemption Date, all rights of the holders of such shares as holders of Preferred Stock of the corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

                 (c) Trust Fund. On or prior to the Redemption Date, the corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Any monies deposited by the corporation pursuant to this Section 5(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any monies deposited by the corporation pursuant to this Section 5(c) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of board of directors of the corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon surrender of his certificates representing such shares of Preferred Stock to the corporation, to receive such monies but without interest from the Redemption Date.

                 (d) Insufficient Funds. If the funds of the corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred stock to be redeemed on such date, those funds which are legally available will be used to redeem the shares of Preferred Stock ratably among the holders in accordance with the last sentence of Section 5(a). At any time thereafter when additional funds of the corporation are legally available for the redemption of Preferred Stock, such funds will be immediately used to redeem the balance of the shares of Preferred Stock which the corporation became obligated to redeem on such Redemption Date but which it has not redeemed.

         6. Covenants. In addition to any other rights provided by law, so long as at least 1,000,000 shares of Preferred Stock shall be outstanding (based on the Preferred Stock as constituted on the date of the filing of this Restated Certificate of Incorporation and as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations), this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock (voting or consenting together as a single class):

                 (a) Certificate and Bylaws. Amend or repeal any provision of, or add any provision to, this corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Preferred Stock; provided, however, that any such amendment that adversely effects shares of a series of Preferred Stock in a different manner than shares of other series of Preferred Stock must also be approved by the holders of a majority of the shares of the affected series;

                 (b) Section 305. Do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision of such Code as such provision may be amended);

                 (c) Authorized Shares. Increase or decrease the authorized number of shares of Preferred Stock;

                 (d) Number of Directors. Increase or decrease the authorized number of directors of this corporation to a number other than ten
(10), except pursuant to Section 7(b);

                 (e) Merger and Reorganization. Merge or consolidate with or into any other corporation or corporations, sell or transfer all or substantially all of its assets, liquidate or dissolve or effect any recapitalization, reclassification or reorganization, but stockholder approval as set forth above shall only be required if the stockholders determined immediately before any such merger, consolidation, sale of assets, liquidation, dissolution, recapitalization, reclassification or reorganization hold less than 50% of the voting securities of the surviving or successor corporation or entity (or its parent) determined immediately after such transaction; or

                 (f) Priority. Authorize or issue any shares of any class or series of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such shares of a series of Preferred Stock;

                 (g) New Securities. Issue any New Securities (as defined below).

                          For purposes of Section 6(g), the term "New
Securities" shall mean any capital stock of this corporation, whether or not authorized as of the date this certificate is filed with the Delaware Secretary of State, and any rights, options or warrants to purchase capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) securities issuable upon exercise or conversion of securities outstanding as of the date this certificate is filed with the Delaware Secretary of State, (ii) securities issued pursuant to the merger of Ventana Medical Systems, Inc., a California corporation into this corporation, (iii) the Series D Preferred Stock (and the Common Stock into which it is convertible) issued to employees under the 1991 Employee Stock Purchase Plan, (iv) securities issued to employees, consultants and directors of this corporation up to a maximum of 5,445,000 shares of Common Stock or other securities, (v) securities issued in connection with any stock split or stock dividend of this corporation, and (vi) securities issued to strategic partners, lenders, equipment lessors or in connection with acquisitions of other companies or technology up to a maximum of 3,000,000 shares of Common Stock or other securities.

                 (h) Special Series D Vote. In addition to any other rights provided by law, so long as at least 500,000 shares of the Series D Preferred Stock shall be outstanding (based on the Preferred Stock as constituted on the date of the filing of this Restated Certificate of Incorporation and as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations), the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series D Preferred Stock (voting or consenting together as a single series), (i) merge or consolidate with or into any other corporation or corporations or sell or transfer all or substantially all of its assets, if the aggregate per share price to be paid to the stockholders of this corporation in connection with such a transaction is less than $3.00 per share of outstanding Common Stock (as appropriately adjusted for any stock dividends, stock splits, reclassifications or recapitalizations occurring subsequent to the date of the filing of this Restated Certificate of Incorporation) treating all securities convertible into, exchangeable for or exercisable for shares of Common Stock as if converted, exchanged or exercised or (ii) acquire any corporation or other business entity if the transaction involves either (x) payment of cash consideration in excess of $10,000,000 to the owners of the equity interests in the acquired entity or (y) the issuance of equity securities of the corporation representing in excess of 20% of the outstanding voting securities of the corporation immediately prior to the closing of such transaction.

         7.      Events of Noncompliance.

                 (a) Definition. An Event of Noncompliance will be deemed to have occurred if:

                            (i)   the corporation fails to make any redemption
payment with respect to the shares of Preferred Stock which the corporation is obligated to make hereunder, whether or not such payment is legally permissible;

                           (ii)   the corporation (A) breaches or otherwise
fails to perform or observe any material covenant or agreement set forth herein (other than a failure to redeem the Preferred Stock), in paragraph 6.6 of the Series D Preferred Stock Purchase Agreement dated on or about September 30, 1992 or paragraph 6.6 of the Series D Preferred Stock Purchase Agreement dated on or about October 17, 1994) (collectively the "Series D Agreement") or (B) delivers financial statements under paragraph 6.1 of the Series B Preferred Stock Purchase Agreement dated June 6, 1989, the Series C Preferred Stock Purchase Agreement dated April 22, 1991, the Series C Preferred Stock Purchase Agreement dated October 13, 1991 or the Series D Agreement which are materially misleading; provided that no Event of Noncompliance will be deemed to have occurred under this subsection (ii) if the corporation establishes (to the reasonable satisfaction of the holders of a majority of the Series C and Series D Preferred Stock then outstanding) that (x) the corporation has exercised, and continues to exercise, best efforts to cure expeditiously the Event of Noncompliance (if cure is possible), (y) the Event of Noncompliance is not material to the corporation's financial condition, operating results, operations, assets or business, and (z) the Event of Noncompliance is not material to the holders' investment in the Series C and Series D Preferred
Stock:

                          (iii)   any representation or warranty contained in
the Series D Preferred Stock Purchase Agreement dated on or about October 17, 1994 (the "October Agreement") (including in the schedules thereto) is false or misleading in any respect on the date made or furnished so as to materially and adversely affect the holder's investment in the Series D Preferred Stock (a "Significant Breach") and the corporation receives a written claim of the existence of such Significant Breach from the holders of a majority of the outstanding Series D Preferred Stock purchased under the October Agreement on or before March 31, 1995;

                           (iv)   the corporation (or any of its subsidiaries)
makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the corporation (or any of its subsidiaries) bankrupt or insolvent; or any order for relief with respect to the corporation (or any of its subsidiaries) is entered under the Federal Bankruptcy Code; or the corporation (or any of its subsidiaries) petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the corporation (or any of its subsidiaries) or of any substantial part of the assets of the corporation (or any of its subsidiaries), or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to the corporation or any of its subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the corporation or any of its subsidiaries and either (a) the corporation or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

                            (v)   a judgment in excess of $250,000 is rendered
against the corporation (or any of its subsidiaries) and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stated pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                           (vi)   the corporation (or any of its subsidiaries)
defaults in the performance of any bond, note or other debt for money borrowed if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity.

                 (b)      Consequences of Events of Noncompliance.

                            (i)   If any Event of Noncompliance as described in
Section 7(a) has occurred, the number of directors constituting the corporation's board of directors will, at the request of the holders of a majority of the shares of Preferred Stock then outstanding, be increased by such number as will constitute a minimum majority of the board of directors (based on the size of the board immediately prior to such increase), and the holders of Preferred Stock will have the special right, voting separately as a single class (with each share of Preferred Stock being entitled to one vote) and to the exclusion of all other classes of the corporation's stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Preferred Stock to elect or remove members of the board of directors may be exercised at the special meeting called as provided below, at any annual or special meeting of stockholders or by written consent in lieu of a stockholders meeting. Such special right will continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right will terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

                 At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the corporation will, upon the written request of the holders of at least 10% of the shares of Preferred Stock then outstanding, addressed to the secretary of the corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing directors pursuant to this Section. Such meeting will be held at the earliest legally permissible date at the principal office of the corporation or at such other place designated by the holders of at least 10% of the shares of Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the corporation within 10 days after personal service of such written request upon the secretary of the corporation or within 20 days after mailing the same to the secretary of the corporation at the corporation's principal office, then the holders of at least 10% of the shares of Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the shortest legally permissible notice and will be held at the corporation's principal office, or at such other place designated by the holders of at least 10% of the shares of Preferred Stock then outstanding. Any holder of Preferred Stock so designated will be given access to the stock record books of the corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Section.

                 At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the shares of Preferred Stock then outstanding will be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right.

                 Any director so elected by the holders of Preferred Stock will continue to serve as a director until the expiration of the earlier of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the corporation will decrease to such number as constituted the whole board of directors of the corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

                           (ii)   If any Event of Noncompliance exists, each
holder of Preferred Stock will also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

         FIVE.  The corporation is to have perpetual existence.

         SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

         SEVEN. Subject to Section 6 and Section 7 of Article Four, the number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

         EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

         NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         TEN:    (a)      The corporation shall indemnify each of the
corporation's directors and officers in each and every situation where, under
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

                 (b) No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article TEN, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

         ELEVEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

         TWELVE. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by R. James Danehy, its President, this 20th day of February, 1996.


                                               VENTANA MEDICAL SYSTEMS, INC.


                                               By: /s/ R. JAMES DANEHY
                                               _____________________________
                                               R. James Danehy, President